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                                                                    EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Florafax International, Inc. Management Incentive Stock Plan and Options Previously Issued Under Miscellaneous Employee Benefit Plans and to the incorporation by reference therein of our report dated November 2, 1995, except for Note 10 for which the date is December 5, 1995, with respect to the consolidated financial statements and schedule of Florafax International, Inc. included in its Annual Report (Form 10-KSB) for the year ended August 31, 1995, filed with the Securities and Exchange Commission.


                                           Ernst & Young LLP


Miami, Florida
June 21, 1996